Exhibit 99.1

iA Financial Group Completes $170 million Acquisition of Vericity

Vericity Stockholders to Receive $11.43 per Share in Cash

Chicago, Illinois – June 28, 2024 – Vericity, Inc. (“Vericity”) (NASDAQ: VERY) announced today that iA American Holdings, Inc., a subsidiary of iA Financial Corporation, Inc. (collectively, “iA”) (TSE: IAG) has completed its acquisition of Vericity in an all-cash transaction valued at approximately $170 million. Under the terms of the definitive merger agreement that was entered into by the parties on October 3, 2023, iA acquired all of the issued and outstanding common stock of Vericity at a price of $11.43 per share.

James Hohmann, Vericity’s Chief Executive Officer, said, “This milestone marks the start of a new chapter for Vericity and we are proud to join the iA family. Combining our teams and resources unlocks exciting new opportunities to extend the capabilities of Fidelity Life and eFinancial to make life insurance more accessible and affordable for everyday Americans. We also see abundant possibilities ahead for our employees who will play a pivotal role in charting and achieving our future growth potential.”

Previously, Vericity was majority owned by J.C. Flowers & Co. (“J.C. Flowers”), a leading private investment firm dedicated to investing globally in the financial services industry.

As a result of the completion of the transaction, Vericity’s common stock has ceased trading and Vericity is no longer listed on the Nasdaq Capital Market.

Raymond James Financial, Inc. served as financial advisor and Skadden, Arps, Slate, Meagher & Flom LLP served as legal advisor to Vericity on this transaction.

About Vericity
Vericity, Inc., through its subsidiaries, Fidelity Life Association and eFinancial, LLC, is a leader in direct-to-consumer life insurance solutions. As an innovator in product design and distribution, the company makes life insurance affordable and accessible for middle market consumers. With national call centers, digitally enabled sales and underwriting processes, quick policy issuance, and an emphasis on products not medically underwritten at the time of sale, it is easier for customers to get the coverage they need at a price they can afford. Visit https://www.vericity.com/ to learn more.

About iA Financial Group

iA Financial Group is one of the largest insurance and wealth management groups in Canada, with operations in the United States. Founded in 1892, it is an important Canadian public company and is listed on the Toronto Stock Exchange under the ticker symbols IAG (common shares) and IAF (preferred shares). For more information, visit https://ia.ca/.

Contacts

John Buchanan, General Counsel
Vericity, Inc.
John.Buchanan@FidelityLife.com